PRESS RELEASE

Date:	May 8, 2014

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	David W. Heeter
(765) 747-2800

MutualFirst Financial Holds Annual Meeting

Muncie, Indiana – May 8, 2014 - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for MutualBank, held its fifteenth annual meeting of stockholders at the Bank’s headquarters on May 7, 2014. It was the 124th annual meeting for MutualBank.

The company acted on three items of business during the annual meeting. The first order of business was to re-elect Linn A. Crull, Wilbur R. Davis, Jonathan E. Kintner, and Charles J. Viater for a term of three years to expire in 2017. The second order of business was the approval of an advisory (non-binding) resolution to approve executive compensation as disclosed in the Proxy Statement, and the third item of business was to ratify the appointment of BKD, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Heeter commented, “2013 was a year of increasing momentum. We are pleased that hard work during challenging times is now paying off.”

The following Directors were elected:

Linn A. Crull. Mr. Crull is a Certified Public Accountant and has been a member and managing partner of the accounting firm of Whitinger & Company, LLC, Muncie, Indiana, since 1979. Mr. Crull has over 30 years of experience in public accounting, including conducting audits and preparing financial statements, and his knowledge of generally accepted accounting principles brings important technical expertise to the Board and was critical to his selection for service on the Board and the Audit/Compliance Committee. His years of providing business consulting services to a broad range of companies has provided him with knowledge of compensation issues that aids the Board and the Compensation Committee. His skills and experience as a member of a financial advisory firm provides insight into various investment vehicles that supports the Board and the Trust Committee.

Wilbur R. Davis. Since 2003, Mr. Davis has been the Chairman of Ontario Systems, LLC, a computer software company located in Muncie, Indiana, which he co-founded in 1980. Mr. Davis also served as President of Ontario Systems, LLC, from 1980 until July, 2008. He is the Chairman of the Board of Directors of the Company and the Bank. Mr. Davis brings management expertise, as well as information technology knowledge to the Board. His participation in our local business community for 30 years brings a knowledge of the local economy and business opportunities to the Bank.

Jonathan E. Kintner, O.D. Dr. Kintner served as the managing partner of a private group optometry practice in Mishawaka, Indiana for 41 years before his retirement in 2009. He had served as a director of MFB Corp. and its banking subsidiary for 31 years prior to their acquisition by the Company in 2008. Dr. Kintner had chaired the Director’s Trust Committee of MFB Corp. prior to the acquisition in 2008. Since the acquisition, he has served as chairman of the Trust Committee that oversees the Bank’s trust business. Dr. Kintner has served as a trustee of the Mishawaka Housing Authority since 2008. He also brings general business knowledge to the Board from his optometry practice.

Charles J. Viater. Mr. Viater has served as Senior Vice President of the Company and Regional President of the Bank since July 2008. He had served as president, chief executive officer and a director of MFB Corp. and its banking subsidiary for 13 years prior to their acquisition by the Company in 2008. Prior to its acquisition by the Company, MFB Corp. had $500 million in assets and was operated under the leadership of Mr. Viater. Mr. Viater’s over 30-year background in bank operations and knowledge of the local communities we now serve after the MFB Corp. acquisition are important to the Board. He has training in accounting.

MutualFirst Financial, Inc. is the parent company for MutualBank, an Indiana-based financial institution. The company has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank is a leading mortgage lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management, trust services, investments and Internet banking services. The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the Internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.